Exhibit 99.1
Vail Resorts, Inc.
For Immediate Release
News Release

Vail Resorts Contacts:
Media Relations: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Investor Relations: Michelle Lang, (303) 404-1819, mlang@vailresorts.com

Vail Resorts Announces Companywide Wage Reduction Plan
- Goal to Reduce Labor Costs While Preserving Jobs
- Plan Will Offer Stock to Over 2,500 Employees

BROOMFIELD, Colo.—March 11, 2009—Vail Resorts, Inc. (NYSE:MTN) today announced the implementation of a companywide wage reduction plan designed to reduce labor costs while preserving as many jobs as possible in this uncertain economic environment. Under the plan, all affected employees of the Company will have their salaries reduced on a sliding scale from 2.5 percent for seasonal employees to 10 percent for executives. In addition, each full-time, year-round employee will receive a grant of stock-based incentive compensation with a value on a sliding scale from 1.5 percent of salary to 7.5 percent of salary for executives. This will increase the number of employees owning stock from approximately 260 to over 2,500, allowing many more employees to participate in ownership of the Company.

Rob Katz, the Company’s chief executive officer, has decided to not take any salary for a 12-month period and then receive a 15-percent salary reduction. He will not participate in the stock issuance. Each outside member of the Company’s board of directors has also decided to reduce their annual cash retainer by 20 percent. Wage reductions for seasonal employees will be effective after the current winter season. The wage reduction for all other employees will be effective on April 2, 2009. This wage reduction plan, combined with certain other adjustments, is expected to result in expense savings of over $10 million on an annualized basis.

“I am very proud of the effort of our employees and our Company’s performance in this unprecedented environment,” said Rob Katz. “However, it’s also clear that with the uncertainty that lies ahead, reducing cost is an imperative. We have chosen to address this situation by making the preservation of jobs and protecting the guest experience our highest priorities. By asking everyone to take less, starting at the top, we can continue to focus on our mission of extraordinary resorts, exceptional experiences.”

About Vail Resorts

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.